Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
December 1, 2005	(919) 774-6700

THE PANTRY ANNOUNCES RECORD FOURTH-QUARTER

AND FISCAL 2005 FINANCIAL RESULTS

Increases FY 2006 EPS guidance to $2.80-$2.90

Sanford, North Carolina, December 1, 2005—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fourth fiscal quarter and year ended September 29, 2005.

Total revenues for the fourth quarter of fiscal 2005 were approximately $1.4 billion, a 33.0% increase from last year’s fourth quarter, which included an extra week of operations. Net income for the quarter was $25.4 million, or $1.12 per share on a diluted basis, compared with $12.6 million, or $0.60 per share, a year ago. The results included charges totaling approximately $0.22 per share related to store closings, impairment charges and uninsured losses associated with Hurricane Katrina. Results for last year’s fourth quarter included a net negative impact of approximately $0.07 per share from uninsured hurricane-related property losses, partially offset by gains on real estate transactions.

For the full fiscal year, revenues totaled approximately $4.4 billion, a 26.8% increase from fiscal 2004. Net income for the year was $57.8 million, or $2.64 per share, compared with $15.7 million, or $0.76 per share, in fiscal 2004. Excluding a number of financing-related charges, diluted earnings per share for fiscal 2004 were $1.54.

President and Chief Executive Officer Peter J. Sodini commented, “Fiscal 2005 was an exceptional year for The Pantry, underscoring the success of our strategic initiatives over the last few years. While fourth quarter operating results were boosted by an unusually strong contribution from the Company’s gasoline operations, we remained very competitive, as evidenced by our increases in year-over-year comparable gasoline gallons sold. With comparable store merchandise sales and gasoline gallons both up approximately 5% for the year, our core store base is clearly performing well. We believe this reflects the benefits from our store conversion and rebranding program, as well as our ongoing focus on appealing, higher-margin merchandise categories such as food service and private label products. In addition, we believe our fourth quarter results, in particular, highlighted the benefits of the long-term gasoline supply contracts we have negotiated in recent years, which gave us the flexibility and relative certainty of supply to continue serving our customers through the uncertain market environment in the wake of Hurricanes Katrina and Rita.”

Merchandise revenues for the fourth quarter increased 1.1% from a year ago, or 8.7% adjusting for the extra week in the prior period, and were up 4.7% on a comparable store basis. The merchandise gross margin was 36.2%, compared with 35.6% a year ago. Total merchandise gross profits for the fourth quarter were $120.9 million, a 2.8% increase from a year ago. For the full fiscal year, comparable store merchandise revenues increased 5.3%, while total merchandise gross profit rose 5.6% on a 30 basis-point improvement in the gross margin to 36.6%.

Comparable store gasoline gallons for the quarter increased 3.1% from a year ago, with total gallons sold up 8.4%, or 16.8% adjusting for the extra week in the prior year. Gasoline revenues rose 48.0%, in part reflecting a 36.8% increase in the average retail price per gallon, to $2.49. The gross margin per gallon was 19.4 cents, compared with 12.0 cents a year ago. Gasoline gross profit for the quarter totaled $81.4 million, a 76.0% increase from last year’s fourth quarter. For the full fiscal year, comparable store gasoline gallons rose 4.7% and total gasoline gross profit increased 29.3%. The gasoline margin per gallon for the year was 14.3 cents, compared with 12.0 cents in fiscal 2004.

During fiscal 2005, the Company acquired 96 convenience stores through three major acquisitions and several smaller transactions. The largest and most strategically significant transaction was the purchase of 53 Cowboys stores (April 2005) located mostly in Georgia and Alabama. The Company also acquired 23 Sentry convenience stores (August 2005) in Virginia and 13 Speedmart stores (September 2005) in Alabama. Mr. Sodini commented, “These deals all represented attractive opportunities to ‘tuck-in’ modern, high-volume stores that complement our strengths in existing markets, with an immediate positive contribution to earnings per share.”

Mr. Sodini concluded, “We continue to have very strong momentum carrying into our first quarter to date. As such we are today announcing an increase in our fiscal 2006 EPS guidance to between $2.80 and $2.90, up from our previously reported guidance of between $2.55 and $2.65. This new guidance reflects an increase in our annual gasoline margin assumption to approximately 13 cents per gallon, and a projected negative impact totaling $0.15 to $0.20 per share from a variety of financial items, including the expensing of stock options for the first time, an increase in the number of shares outstanding and a higher income tax rate. Lastly, the new guidance ($2.80-$2.90) does not include expected accretion from any future and/or pending acquisitions. Longer term, with our substantial cash flow and the additional flexibility provided by our recent convertible debt financing, we believe we are very well-positioned to continue building on our strong market presence across the Southeast.”

Conference Call

Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Thursday, December 1, 2005 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until December 8, 2005.

Use of Non-GAAP Measures

EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful as it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

We use earnings per share, excluding certain financing-related charges, to evaluate our operations. Management believes this presentation is appropriate and enables investors to compare more accurately our ongoing financial performance over the periods presented. The information regarding earnings per share, excluding certain financing-related charges, as presented here may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of September 29, 2005, the Company operated 1,400 stores in eleven states under a number of banners including Kangaroo Express(SM), Cowboys(SM), and Golden Gallon(R). The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: fluctuations in domestic and global petroleum and gasoline markets; realizing benefits of the fuel supply agreements; our ability to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K as amended, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of December 1, 2005. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Fiscal Year Ended
	September 29,	September 30,	September 29,	September 30,
	2005	2004	2005	2004
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Revenues:
Merchandise	$333,494	$329,745	$1,228,891	$1,172,846
Gasoline	1,041,986	704,219	3,200,348	2,320,239

Total revenues	1,375,480	1,033,964	4,429,239	3,493,085

Cost of sales:
Merchandise	212,640	212,233	779,639	747,419
Gasoline	960,545	657,935	2,986,453	2,154,823

Total cost of sales	1,173,185	870,168	3,766,092	2,902,242
Gross profit	202,295	163,796	663,147	590,843

Operating expenses:
Operating, general and administrative	128,738	113,309	450,263	419,337
Depreciation and amortization	17,405	16,309	64,341	60,911

Total operating expenses	146,143	129,618	514,604	480,248
Income from operations	56,152	34,178	148,543	110,595

Other income (expense):
Loss on extinguishment of debt	—	—	—	(23,087)
Interest expense	(14,726)	(15,236)	(56,130)	(64,257)
Miscellaneous	1,005	827	2,793	1,676

Total other expense	(13,721)	(14,409)	(53,337)	(85,668)

Income (loss) before income taxes	42,431	19,769	95,206	24,927
Income tax benefit (expense)	(17,000)	(7,214)	(37,396)	(9,201)

Net income (loss)	$25,431	$12,555	$57,810	$15,726

Earnings (loss) per share:
Net income (loss) per diluted share	$1.12	$0.60	$2.64	$0.76
Diluted shares outstanding	22,613	20,829	21,930	20,669

Selected financial data:
EBITDA	$74,562	$51,314	$215,677	$173,182
Merchandise gross profit	$120,854	$117,512	$449,252	$425,427
Merchandise margin	36.2%	35.6%	36.6%	36.3%
Gasoline gallons	419,215	386,654	1,501,031	1,376,860
Gasoline gross profit	$81,441	$46,284	$213,895	$165,416
Gasoline margin per gallon (1)	$0.1943	$0.1197	$0.1425	$0.1201
Gasoline retail per gallon	$2.49	$1.82	$2.13	$1.69

Comparable store data:
Merchandise sales %	4.7%	3.8%	5.3%	3.4%
Gasoline gallons %	3.1%	3.2%	4.7%	2.0%

Number of stores:
End of period	1,400	1,361	1,400	1,361
Weighted-average store count	1,396	1,364	1,369	1,369

Notes:

(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 29, 2005	September 30, 2004
Assets
Cash and cash equivalents	$111,472	$108,048
Receivables, net	61,597	43,664
Inventories	125,348	95,228
Other current assets	24,868	26,892

Total current assets	323,285	273,832

Property and equipment, net	630,291	582,242
Goodwill, net	394,903	341,652
Other	39,687	35,155

Total assets	$1,388,166	$1,232,881

Liabilities and shareholders’ equity
Current maturities of long-term debt	$16,045	$16,029
Current maturities of lease finance obligations	2,872	2,774
Accounts payable	131,618	121,151
Other accrued liabilities	99,225	72,581

Total current liabilities	249,760	212,535

Long-term debt	539,328	551,010
Lease finance obligations	200,214	190,440
Environmental expenses	16,320	14,051
Deferred income taxes	68,620	60,932
Deferred revenue	27,384	35,051
Other	34,607	19,935
Total shareholders’ equity	251,933	148,927

Total liabilities and shareholders’ equity	$1,388,166	$1,232,881

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended		Fiscal Year Ended
	September 29, 2005	September 30, 2004	September 29, 2005	September 30, 2004
EBITDA	$74,562	$51,314	$215,677	$173,182
Interest expense and loss on extinguishment of debt	(14,726)	(15,236)	(56,130)	(87,344)
Depreciation and amortization	(17,405)	(16,309)	(64,341)	(60,911)
Provision for income taxes	(17,000)	(7,214)	(37,396)	(9,201)
Net income	$25,431	$12,555	$57,810	$15,726

	Fiscal Year Ended
	September 30, 2004	EPS
Net income	$15,726	$0.76
Financing related charges, net of tax:
Loss on extinguishment of debt	14,198	0.69
Secondary stock offering expenses	800	0.04
Duplicate interest, senior subordinated notes	1,046	0.05

Net income, excluding financing related charges	$31,770	$1.54